Exhibit 16.1

June 2, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Neoforma, Inc.’s Form 8-K dated May 28, 2003, and have the following comments:

1.	We agree with the statements made in the first, second, third, fourth, and seventh paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth and sixth paragraphs.

Yours truly,

/S/    DELOITTE & TOUCHE LLP